EXHIBIT 3.5

AMENDMENT TO THE BYLAWS OF

ARTELO BIOSCIENCES, INC.

The Bylaws (the “Bylaws”) of Artelo Biosciences, Inc. (the “Company”), adopted by the Board of Directors of the Company (the “Board”) are hereby amended (the “Amendment”) as follows:

1.	The first sentence of Section 1.7 of the Bylaws is amended and restated in its entirety to read as follows:

“The presence in person or by proxy of the holders of at least 45% of the votes entitled to be cast on a matter at a meeting shall constitute a quorum of shareholders for that matter.”

Except as expressly modified hereby, the Bylaws and all of the provisions contained therein shall remain in full force and effect. The Amendment and the Bylaws shall be read and construed together as a single instrument. To the extent of any inconsistency between the terms contained in the Bylaws and the Amendment, the terms of the Amendment shall control. Any reference in any document or agreement to the Bylaws shall include the Amendment and shall refer to the Bylaws as amended by the Amendment.

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